Exhibit 99.1

Tesla Q3 2017 Vehicle Production and Deliveries

In Q3, Tesla delivered 26,150 vehicles, of which 14,065 were Model S, 11,865 were Model X, and 220 were Model 3. This was our all-time best quarter for Model S and X deliveries, representing a 4.5% increase over Q3 2016, our previous best quarter, and a 17.7% increase over Q2 2017.

We had previously indicated that second half Model S and X deliveries would likely exceed first half deliveries of 47,077, but we now expect to exceed that by several thousand vehicles. In total, we expect to deliver about 100,000 Model S and X vehicles in 2017, which would be a 31% increase over 2016.

In addition to Q3 deliveries, about 4,820 Model S and X vehicles were in transit to customers at the end of the quarter. These will be counted as deliveries in Q4 2017.

Q3 production totaled 25,336 vehicles, with 260 of them being Model 3. Model 3 production was less than anticipated due to production bottlenecks. Although the vast majority of manufacturing subsystems at both our California car plant and our Nevada Gigafactory are able to operate at high rate, a handful have taken longer to activate than expected.

It is important to emphasize that there are no fundamental issues with the Model 3 production or supply chain. We understand what needs to be fixed and we are confident of addressing the manufacturing bottleneck issues in the near-term.

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Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding future deliveries of Model S and Model X and production of Model 3,  are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations.  Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.